Exhibit (j)(2)

Consent of Independent Registered Public Accounting Firm

The Board of Trustees of the Sterling Capital Funds:

We consent to the use of our reports dated November 21, 2012, with respect to the financial statements of the Sterling Capital Select Equity Fund, Sterling Capital Mid Value Fund, Sterling Capital Small Value Fund, Sterling Capital Special Opportunities Fund, Sterling Capital Equity Income Fund, Sterling Capital Short-Term Bond Fund, Sterling Capital Intermediate U.S. Government Fund, Sterling Capital Total Return Bond Fund, Sterling Capital Corporate Fund, Sterling Capital Securitized Opportunities Fund, Sterling Capital Kentucky Intermediate Tax-Free Fund, Sterling Capital Maryland Intermediate Tax-Free Fund, Sterling Capital North Carolina Intermediate Tax-Free Fund, Sterling Capital South Carolina Intermediate Tax-Free Fund, Sterling Capital Virginia Intermediate Tax-Free Fund, Sterling Capital West Virginia Intermediate Tax-Free Fund, Sterling Capital Strategic Allocation Conservative Fund, Sterling Capital Strategic Allocation Balanced Fund, Sterling Capital Strategic Allocation Growth Fund and Sterling Capital Strategic Allocation Equity Fund, twenty of the funds constituting Sterling Capital Funds, as of September 30, 2012, incorporated herein by reference, and to the references to our firm under the headings “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” and “Disclosure of Portfolio Holdings – Disclosure to the Funds’ Service Providers” in the Statement of Additional Information.

/s/ KPMG LLP

Philadelphia, Pennsylvania

January 29, 2013